Exhibit 99.1

                    Chattem, Inc. Announces Plan to Offer $85
                        Million Convertible Senior Notes



    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--April 3, 2007--Chattem, Inc. (NASDAQ: CHTT) today announced its intention to offer, subject to market and other conditions, $85 million aggregate principal amount of Convertible Senior Notes due 2014 in an offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), through the initial purchaser of the notes.

    Chattem also intends to grant the initial purchaser of the notes a 13-day option to purchase up to an additional $15 million aggregate principal amount of notes solely to cover over-allotments, if any.

    In certain circumstances, the notes may be convertible into cash up to the principal amount of the notes and, with respect to any excess conversion value, into cash, shares of Chattem common stock or a combination of cash and common stock, at Chattem's option. The interest rate, conversion price and other terms will be determined by negotiations between Chattem and the initial purchaser of the notes. Chattem anticipates that the notes will bear interest at a rate in the range of 1.625% to 1.875% and will have an initial conversion premium in the range of 20% to 26%.

    Chattem intends to use approximately $25 million of the offering proceeds to fund a convertible note hedge transaction to be entered into with an affiliate of the initial purchaser for the offering, which transaction is intended to offset Chattem's exposure to potential dilution upon conversion of the notes. Chattem will also enter into a separate warrant transaction with an affiliate of the initial purchaser that, together with the convertible note hedge transaction, will have the effect of increasing the effective conversion premium of the notes to Chattem to approximately 60%. Chattem plans on using proceeds from the warrant transaction (estimated at approximately $14 million) and a portion of the net proceeds from the note offering to repay amounts outstanding under its credit facility.

    This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of an offering memorandum. Chattem's issuance of the notes and the shares of Chattem common stock issuable upon conversion have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

    Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Chattem to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Important factors that could cause actual results to differ materially from the results expressed or implied in such forward looking statements include the risk that the notes offering is not timely consummated or is not consummated at all. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in Chattem's Annual Report on Form 10-K for the fiscal year ended November 30, 2006 and the other documents Chattem files with the SEC from time to time. Chattem undertakes no duty to update its forward-looking statements.



    CONTACT: Chattem, Inc.
             Catherine Baker, Investor Relations, 423-822-3209